Exhibit 99.1

WhiteHorse Finance, Inc. Announces Second Quarter 2025 Earnings Results and Declares Quarterly Distribution of $0.385 Per Share

NEW YORK, August 7, 2025 /PRNewswire/ -- WhiteHorse Finance, Inc. (“WhiteHorse Finance” or the “Company”) (Nasdaq: WHF) today announced its financial results for the second quarter ended June 30, 2025. In addition, the Company’s board of directors has declared a distribution of $0.385 per share with respect to the quarter ended June 30, 2025. The distribution will be payable on October 3, 2025 to stockholders of record as of September 19, 2025.

Stuart Aronson, WhiteHorse Finance’s Chief Executive Officer, commented, “Our second-quarter results continued to reflect portfolio-specific challenges, though we remain confident in the underlying stability of the broader portfolio. While the earnings power of the BDC remains below prior-year levels, we are making steady progress in resolving underperforming investments with the support of our experienced restructuring team. Origination activity remains in line with seasonal norms, though the current environment continues to favor selectivity over volume. We remain focused on credits with strong fundamentals and believe our diversified sourcing capabilities and disciplined underwriting approach position us well to navigate the current environment and support long-term shareholder value.”

Summary Information as of June 30, 2025 and March 31, 2025 (unaudited):

	Three Months Ended	Three Months Ended	Change
($ in thousands except per share data)	June 30, 2025	March 31, 2025	$	%
Total investment income	$18,838	$18,801	37	0.2
Total expenses, including excise tax	12,276	11,958	318	2.7
Net investment income and core net investment income(1)	6,562	6,843	(281)	(4.1)
Net investment income and core net investment income(1) per share	0.282	0.294	(0.012)	(4.1)
Distributions per share	0.385	0.385	—	—
Special distributions per share	—	—	—	—
Net realized gains (losses)	(22,045)	(402)	(21,643)	NM
Net unrealized appreciation (depreciation)	17,733	(2,177)	19,910	NM
Net increase (decrease) in net assets resulting from operations	2,250	4,264	(2,014)	(47.2)

($ in thousands except per share data)	As of June 30, 2025	As of March 31, 2025	$	%
Total investments, at fair value(2)	$629,264	$650,999	(21,735)	(3.3)
STRS JV total investments, at fair value	330,187	310,160	20,027	6.5
Net asset value per share	11.82	12.11	(0.29)	(2.4)

Portfolio and Investment Activity

As of June 30, 2025, the fair value of WhiteHorse Finance’s investment portfolio was $629.3 million, compared with $651.0 million as of March 31, 2025. The portfolio as of June 30, 2025 consisted of 132 positions across 71 companies with a weighted average effective yield of 11.9% on income-producing debt investments. The average debt investment size (excluding investments in STRS JV (as defined below)) was $5.0 million with the overall portfolio comprised of approximately 77.6% first lien secured loans, 0.5% second lien secured loans, 0.2% unsecured loans, 4.8% equity and 16.9% in investments in STRS JV. Almost all loans were variable rate investments (primarily indexed to the Secured Overnight Financing Rate) with fixed rate securities representing only 1.3% of loans at fair value. Nearly all performing floating rate investments have interest rate floors.

During the three months ended June 30, 2025, WhiteHorse Finance made investments in three new portfolio companies for a total of $33.1 million, added a total of $5.9 million to existing portfolio companies and net fundings of $0.3 million to revolver loans. Proceeds from sales and repayments totaled approximately $36.2 million for the three months ended June 30, 2025, driven by full repayments from CleanChoice Energy, Inc. and FGI Acquisition Corp. (d/b/a Flexitallic Group SAS).

In addition to the transactions discussed above, during the three months ended June 30, 2025, WhiteHorse Finance transferred assets comprised of three new and one existing portfolio companies, totaling $22.8 million to STRS JV in exchange for cash.

Distributions

The Company's board of directors has declared a distribution of $0.385 per share with respect to the quarter ended June 30, 2025. The distribution will be payable on October 3, 2025 to stockholders of record as of September 19, 2025.

On May 12, 2025, the Company declared a distribution of $0.385 per share for the first quarter ended March 31, 2025, with distributions declared at or above $0.355 for the fifty-first consecutive quarter since the Company’s initial public offering. The distribution was paid on July 3, 2025 to stockholders of record as of June 19, 2025.

Distributions are paid from taxable earnings and may include return of capital and/or capital gains. The specific tax characteristics of the distributions will be reported to stockholders on Form 1099-DIV after the end of the calendar year and in the Company’s periodic reports filed with the Securities and Exchange Commission.

Conference Call

WhiteHorse Finance will host a conference call to discuss its second quarter results for the period ended June 30, 2025, at 2:00 p.m. ET on Thursday, August 7, 2025. To access the teleconference, please dial 800-267-6316 (domestic) or +1 203-518-9783 (international) approximately 10 minutes before the teleconference’s scheduled start time and reference ID #WHFQ225. Investors may also access the call on the investor relations portion of the Company’s website www.whitehorsefinance.com.

If you are unable to access the live teleconference, a replay will be available beginning approximately two hours after the call’s completion through August 7, 2025. The teleconference replay can be accessed by dialing 800-934-7879 or +1 402-220-6986 for international callers. A webcast replay will also be available on the investor relations portion of the Company’s website at www.whitehorsefinance.com.

About WhiteHorse Finance, Inc.

WhiteHorse Finance is a business development company that originates and invests in loans to privately held, lower middle market companies across a broad range of industries. The Company’s investment activities are managed by H.I.G. WhiteHorse Advisers, LLC, an affiliate of H.I.G. Capital, LLC, (“H.I.G. Capital”). H.I.G. Capital is a leading global alternative asset manager with $70 billion of capital under management(3) across a number of funds focused on the small and mid-cap markets. For more information about H.I.G. Capital, please visit http://www.higcapital.com. For more information about the Company, please visit http://www.whitehorsefinance.com.

Forward-Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in filings with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

(1) “Core net investment income” is a non-GAAP financial measure. The Company believes that core net investment income provides useful information to investors and management because it reflects the Company’s financial performance excluding (i) the net impact of costs associated with the refinancing of the Company’s indebtedness, (ii) the accrual of the capital gains incentive fee attributable to net realized and unrealized gains and losses, and (iii) excise and other income taxes related to such net realized gains and losses (net of incentive fees). The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial results prepared in accordance with GAAP. Additional information on core net investment income and a reconciliation of core net investment income to its most directly comparable GAAP financial measure, net investment income, are set forth in Schedule 1 hereto.

(2) Includes investments in WHF STRS Ohio Senior Loan Fund LLC (“STRS JV”), an unconsolidated joint venture, totaling $106.1 million, at fair value.

(3) Based on total capital raised by H.I.G. Capital and affiliates.

SCHEDULE 1

As a supplement to GAAP financial measures, the Company has provided information relating to core net investment income, which is a non-GAAP measure. This measure is provided in addition to, but not as a substitute for, net investment income determined in accordance with GAAP. The Company’s non-GAAP measures may differ from similar measures by other companies, even if similar terms are used to identify such measures. Core net investment income represents net investment income adjusted to exclude the net impact of costs associated with the refinancing of the Company’s indebtedness, the accrual of the capital gains incentive fee attributable to net realized and unrealized gains and losses, and excise or other income taxes related to such net realized gains and losses (net of incentive fees). There were no excise or other income taxes related to net realized gains and losses for the quarters ended June 30, 2025, and June 30, 2024.

The following table provides a reconciliation of net investment income to core net investment income for the three months ended June 30, 2025, and June 30, 2024 (in thousands, except per share data):

	June 30, 2025		June 30, 2024
	Amount	Per Share	Amount	Per Share
		Amounts		Amounts
Net investment income	$6,562	$0.282	$9,292	$0.400
Net impact of costs associated with refinancing of indebtedness	-	-	-	-
Accrual for capital gains incentive fee	-	-	-	-
Net impact of excise tax expense related to net realized gains and losses	-	-	-	-
Core net investment income	$6,562	$0.282	$9,292	$0.400

Contacts

Stuart Aronson
WhiteHorse Finance, Inc.
212-506-0500
saronson@higwhitehorse.com

or

Joyson Thomas
WhiteHorse Finance, Inc.
305-379-2322
jthomas@higwhitehorse.com

or

Robert Brinberg Rose & Company 212-257-5932 whitehorse@roseandco.com

Source: WhiteHorse Finance, Inc.